EXHIBIT 99.4

Sleepaid Holding Co. and Subsidiaries

Unaudited Pro Forma Condensed Financial Data

As of March 31, 2018 and

For the Quarter Ended March 31, 2018

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed statement of operations of Sleepaid Holding Co. and Subsidiaries, (“Sleepaid” or the "Company") gives effect to the disposal of Yugosu Investment Limited. ("Yugosu") as if such transaction occurred at the beginning of the periods presented. The unaudited pro forma condensed statement of operations for the quarter ended March 31, 2018 is derived from the unaudited financial statements of Sleepaid for the quarter ended March 31, 2018 and unaudited financial statements of Yugosu for the quarter ended March 31, 2018.

The unaudited pro forma condensed balance sheet at March 31, 2018 gives effect to the disposal of Yugosu as if such transaction occurred on March 31, 2018. The unaudited pro forma condensed balance sheet is derived from the unaudited balance sheets of Sleepaid as of March 31 2018 and unaudited balance sheet of Yugosu as of March 31 2018.

The unaudited pro forma condensed financial data do not reflect the effects of any anticipated changes to be made by Yugosu in its operations from the historical operations and are presented for informational purposes only and should not be construed to be indicating (i) the results of operations or the financial position of Yugosu that actually would have occurred had the proposed disposal been consummated as of the dates indicated or (ii) the results of operation or the financial position of Yugosu in the future.

The following pro forma condensed financial data and notes are qualified in their entirety by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operation," the consolidated financial statements and notes thereto of Sleepaid and other historical information included elsewhere in this filing.

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SLEEPAID HOLDING CO.

PROFORMA CONDENSED BALANCE SHEET

As at March 31, 2018

(Stated in US Dollars)

	Sleepaid	(Disposal of) Yugosu	Adjustments	Pro Forma
	(Unaudited)	(Unaudited)		(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$26,107	$19,050	$-	$7,057
Trade receivables, net of allowance	191,692	191,692	-	-
Inventories, net	868,597	868,597	-	-
Advance to supplies	46,684	46,684	-	-
Amount due from Sleepaid Holding Co.	-	21,527	21,527	-
Other receivables	75,680	51,017	-	24,663

Total current assets	$1,208,760	$1,198,567	$21,527	$31,720

Non-current assets:
Property, plant and equipment, net	16,261	16,261	-	-
Intangible assets	15,053	15,053	-	-
Investment	-	-	1,200,000	1,200,000
Restricted cash	56,893	56,893	-	-

Total non-current assets	$88,207	$88,207	$-	-

TOTAL ASSETS	$1,296,967	$1,286,774	$1,221,527	1,231,720

LIABILITIES and STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	786,026	786,026	-	-
Advances from customer	61,600	61,600	-	-
Other payables and accrued liabilities	262,743	261,437	-	1,306
Accrued expenses and salaries	181,718	129,218	-	52,500
Amount due to related party	785,108	785,108	21,527	21,527
Income tax payable	16,797	16,797	-	-

Total current liabilities	$2,093,992	$2,040,186	21,527	75,333

TOTAL LIABILITIES	$2,093,992	$2,040,186	$21,527	75,333

STOCKHOLDERS’ EQUITY
Common stock	13,713	1,280	1,280	13,713
Additional paid in capital	175,833	49	49	175,833
Accumulated other comprehensive loss	(166,917)	(67,210)	99,708	1
(Accumulated deficit)/retained earnings	(819,654)	(687,531)	1,098,963	966,840

TOTAL STOCKHOLDERS’ EQUITY	(797,025)	(753,412)	1,200,000	1,156,387

Attributable to The Group	(797,025)	(753,412)	1,200,000	1,156,387

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,296,967	$1,286,774	$1,221,527	1,231,720

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SLEEPAID HOLDING CO.

PROFORMA CONDENSED STATEMENT OF OPERATIONS

For the Quarter Ended March 31, 2018

(Stated in US Dollars)

	Sleepaid	(Disposal of) Yugosu	Adjustments	Pro Forma
	(Unaudited)	(Unaudited)		(Unaudited)

Net revenue	$401,009	$401,009	$-	$-
Cost of Sales	338,468	338,468	-	-

Gross profit	$62,541	$62,541	$-	$-

Operating expenses:
Selling expenses	113,546	113,546	-	-
General and administrative expenses	103,139	96,649	-	6,490

Total operating expenses	216,685	210,195	-	6,490

(Loss)/ Income from operations	$(154,144)	$(147,654)	$-	$(6,490)

Non-operating income (expense)
Interest expenses	(3,932)	(3,932)	-	-
Interest income	26	26	-	-
Other non-operating expenses	(278)	(212)	-	(66)
Other non-operating income	-	-	-	-

(Loss)/ Income before income taxes	$(158,328)	$(151,772)	-	$(6,556)

Income tax	-	-	-	-

Net (loss)/ Income	$(158,328)	$(151,772)	$-	$(6,556)

Net (loss)/income attributable to the Company	$(158,328)	$(151,772)	$-	$(6,556)

Foreign currency translation adjustment	(1,160)	(1,160)	-	-

Comprehensive loss	$(159,488)	$(152,932)	$-	$(6,556)

Per share information – basic and fully diluted:
Basic and diluted net loss per share				(0.05 cents)

Weighted average number outstanding – basic and diluted	13,703,878			13,703,878

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SLEEPAID HOLDING CO.
NOTES TO CONDENSED PROFORMA FINANCIAL STATEMENTS

(Stated in US Dollars)

NOTE 1. DESCRIPTION OF THE TRANSACTION

Sleepaid Holding Co. (“Sleepaid” or “the Company”) has a wholly owned subsidiary, Yugosu Investment Limited, a company incorporated in Hong Kong with company number 1119109, whose registered office is situated at Room 110, 1/F, Wellborn Commercial Centre, 8 Java Road, North Point, Hong Kong (“YUGOSU”).

YUGOSU has a wholly owned subsidiary, Guangzhou Sleepaid Household Supplies Co., Ltd., (广州施力普家居用品有限公司), a company incorporated in Guangzhou, PRC, whose registered office is situated at Room 1303, 3rd Office Building, Poly Plaza, 290 East Hanxi Avenue, Zhongcun, Panyu District, Guangzhou, Guangdong, China (“Sleepaid Household”).

Guangzhou Sleepaid Household Supplies Co., Ltd. has a wholly owned subsidiary, Guangzhou Yuewin Trading Co., Ltd.（广州悦荣贸易有限公司), a compary incorporated in Guangzhou, PRC, which is located at 1302, 3rd Office Building, Poly Plaza, 290 East Hanxi Avenue, Zhongcun, Panyu District, Guangzhou, Guangdong, China (“Yuewin”).

YUGOSU, Sleepaid Household and Yuewin are engaged in development, manufacturing, distribution and marketing of bedding products, specifically memory foam pillows, memory foam mattresses, and soft beds. We market and distribute our bedding products mostly in well-known malls and furniture stores across Mainland China.

Currently, Sleepaid is selling the SleepAid products to end customers through its self-managed and franchised retail stores in Guangdong and Guangxi Provinces in southern China. Sleepaid has a total of 39 stores. It manages 13 of these stores directly. The remaining 26 stores are owned by franchisees.

SleepAid is the self-developed brand of YUGOSU which possesses proprietary rights. The PRC National Industry and Commerce Bureau has granted Yuewin seven trademarks numbered 13009803, 8243171, 13009777, 13009927, 13009970, 13010039, and 13010067; and granted Sleepaid Household seventeen trademarks numbered 16151852, 23078424, 7518742, 16152358, 23077911, etc. covering various kinds of mattresses, pillows, blankets, quilts, hospital and massage beds under the Sleep Aid brand name. All these products are designed and developed by Yuewin's in-house product development team in collaboration with third-party manufacturers, who manufacture the actual products. Sleepaid Household also owns thirteen software copyrights covering ERP system, sales system, E-commerce system, household supplies design software, sleep monitor software, etc.

The Company entered into a Share Exchange Agreement (the “Agreement”) with ZZLL Information Technology, Inc., a Nevada corporation (“ZZLL”), an unrelated third party, through its wholly owned subsidiary, Syndicore Asia Ltd., a Hong Kong corporation (“SAL”). Under the Agreement, in exchange for the newly issuance of 12,000,000 shares of the common stock of ZZLL in restricted form, SAL will acquire all the outstanding shareholdings of all three subsidiaries companies of the Company, YUGOSU, Sleepaid Household and Yuewin. ZZLL’s common stock is traded on the OTCQB under the symbol “ZZLL”. The Company will distribute the 12,000,000 ZZLL shares pro rata to the Company’s shareholders at an exchange rate of one (1) share of Sleepaid common stock for 0.875 shares of ZZLL stock with fractional shares being rounded up to the nearest whole share. The Company and ZZLL have valued the shares being issued by ZZLL at $0.10 per share. After the transaction, ZZLL will own all the assets and be responsible for all the liabilities of the three subsidiaries, and through SAL will operate the three subsidiaries being acquired from the Company.

NOTE 2. PRESENTATION

The proforma condensed combined financial statements gives effect to the transaction as if occurred at the beginning of the periods presented.

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